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                     June 14, 2023

       Robert Steele
       Chief Executive Officer
       THUMZUP MEDIA Corp
       11845 W. Olympic Blvd
       Suite 1100W #13
       Los Angeles, CA 90064

                                                        Re: THUMZUP MEDIA Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 333-255624

       Dear Robert Steele:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Jack Fattal